Exhibit 99.1

Legacy Housing Corporation Reports 2020 First Quarter Results

BEDFORD, TX -- (GLOBAL NEWSWIRE) – May 15, 2020 -- Legacy Housing Corporation (NASDAQ: LEGH) today announced its financial results for the first quarter ended March 31, 2020.

Financial Highlights:

•	Net revenue for the first quarter of 2020 was $38.3 million, which was a slight improvement from the net revenue of $37.9 million earned in the first quarter of 2019.
•	Our interest income in the first quarter of 2020 was approximately $6.4 million, a 16% increase from the $5.5 million recorded in the first quarter of 2019.
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Our consumer loan portfolio outstanding principal balance increased by $0.6 million net in the first quarter of 2020 to $105.6 million, inclusive of the allowance for loan loss and other discounts. Our manufactured home park loan portfolio outstanding principal balance increased by $10.9 million to a total of $103.3 million, an approximately 12% increase from the end of 2019. Between March 31, 2019 and March 31, 2020 our consumer loan portfolio increased by $6.7 million and our commercial loan portfolio increased by $40.7 million.

•	The income before tax expense was $11.6 million in the first quarter of 2020, a 26% increase from the $9.2 million in income before tax expense for the first quarter of 2019.
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SG&A decreased in the first quarter of 2020 to approximately $5.6 million, which is a 14% decrease from the first quarter of 2019 due to a reduction of fees paid for professional services, consulting, and advertising and marketing, and first quarter 2019 retail store expenses that were subsequently recorded into cost of sales in the latter part of 2019.

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Net income was approximately $9.0 million in the first quarter of 2020, compared to $7.2 million for the comparable period in 2019, which equates to a 25% increase in net income.  The net income for the first quarter of 2020 included a one-time event in which the Company received $1.075 million related to the settlement of a lawsuit against a former vendor for the Company.

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Earnings per share for the first quarter of 2020, based on diluted weighted average shares outstanding, was $0.37 on 24,361,083 diluted outstanding shares versus $0.29 on 24,571,088 outstanding shares for the comparable quarter in 2019. On a pro-forma basis, excluding the one-time gain on settlement in the first quarter of 2020, the earnings per share was $0.33.

Curtis D. Hodgson, Executive Chairman of the Board, commented, “The first quarter of 2020 had us heading into the year with some momentum, but obviously the COVID-19 pandemic has all us reassessing where we stand.  Product sales were largely flat quarter over quarter; however, with March being impacted by the pandemic, we were pleased with the result.  We expanded our income in part by keeping expenses down, decreasing our SG&A by 14%.  We are adapting to the changing business environment, including having special sales to some of our best customers, providing special financing terms to some of those same customers, and increasing our marketing by stressing online advertising and our social media presence.  Affordable housing remains a critical need with significant demand, and so, despite the short-term headwinds, I remain optimistic about Legacy’s potential for growth, profitability, and long-term shareholder value.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Management Conference Call- Monday, May 15, at 10 AM (Central Time)

Senior management will discuss the results of the first quarter of 2020 in a live webcast and conference call on Friday, May 15, 2020 at 10 AM Central Time. To register and participate in the webcast, please go to  https://edge.media-server.com/mmc/p/qma72q4p, which will also be accessible via www.legacyhousingusa.com under the Investors link. In order to dial in, you may call in at (866) 952-6347 and enter Conference ID 9262806 when prompted. Please try to join the webcast or call at least ten minutes prior to the scheduled start time.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fourth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms. Our homes range in price, at retail, from approximately $22,000 to $140,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Neal Suit, (817) 799-4906
investors@legacyhousingcorp.com

or

Media Inquiries:

Casey Mack, (817) 799-4904

pr@legacyhousingcorp.com

LEGACY HOUSING CORPORATION
STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)
	Three months ended March 31,
	2020	2019
Net revenue:
Product sales	$31,195	$31,550
Consumer and MHP loans interest	6,424	5,530
Other	654	874
Total net revenue	38,273	37,954
Operating expenses:
Cost of product sales	21,858	21,885
Selling, general administrative expenses	5,612	6,491
Dealer incentive	194	210
Income from operations	10,609	9,368
Other expense	1,012	(147)
Income before income tax expense	11,621	9,221
Income tax expense	(2,596)	(2,008)
Net income	$9,025	$7,213
Weighted average shares outstanding:
Basic	24,319,328	24,516,762
Diluted	24,361,083	24,571,088
Net income per share:
Basic	$0.37	$0.29
Diluted	$0.37	$0.29

LEGACY HOUSING CORPORATION
BALANCE SHEETS (in thousands)
(Unaudited)
	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$3,717	$1,724
Inventories	31,523	27,228
Prepaid expenses and other current assets	22,737	24,015
Total current assets	57,977	52,967
Property, plant and equipment, net	21,124	21,038
Consumer loans, net of deferred financing fees and allowance for loan losses	99,448	99,048
Notes receivable from mobile home parks (“MHP”)	93,827	81,375
Other assets and non-current inventory	29,242	29,192
Total assets	$301,618	$283,620
Liabilities and Stockholders' Equity
Total current liabilities, excluding debt	$24,474	$23,073
Total long-term debt, including current portion	39,027	30,861
Other long-term liabilities	7,288	7,297
Total stockholder's equity	230,829	222,389
Total liabilities and stockholders' equity	$301,618	$283,620

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